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                                                                    EXHIBIT 10.2


                                              As of February 22, 2001

VISN Management Corp.
810 Twelfth Avenue South
Nashville, TN 37203
Attention: Wilford V. Bane

National Interfaith Cable Coalition, Inc.
74 Trinity Place
Suite 1550
New York, NY 10006
Attention: Ed Murray

Gentlemen:

The Odyssey Holdings, L.L.C. Amended and Restated Company Agreement, dated as of November 13, 1998, (the "Odyssey LLC Agreement") and the Crown Media Holdings, Inc. Shareholders Agreement of January 27, 2000 ("Crown Shareholders Agreement"), both contain terms relating to the production and broadcast over the Odyssey Channel of certain National Interfaith Cable Coalition ("NICC") Programming and Faith and Values Programming. We have agreed to amend the Odyssey LLC Agreement and the Crown Shareholders Agreement with new terms designed to improve the quality and reach of the NICC and Faith and Values programs while enabling Odyssey Channel to significantly strengthen its programming schedule, ratings and distribution. With the programming changes provided for in this Amendment, we also hope that Odyssey will be able to obtain the needed consents to re-brand itself as the "Hallmark Channel". It is our intention that this Amendment will serve as a starting point for a closer and more collaborative relationship between NICC and Odyssey, one which will expand beyond the bounds of the provisions set out below. The terms which we have agreed upon are as follows:

     1. Programming

     The terms relating to NICC and Faith and Values Programming set out in the Odyssey LLC Agreement and the Crown Shareholders Agreement, are amended to provide for a commitment by Odyssey and NICC to the following programming:

          a) A NICC-controlled programming block from 6:00 a.m. to 1:00 p.m. on Sundays. (All time periods set out in this and the subsequent subparagraphs refer to local LA and NY time, as applicable, in Odyssey's East and West Coast programming feeds). NICC will own, produce and have the final say on all matters relating to the programming in this block, subject to Odyssey's "standards and practices" and technical standards. The "standards and practices" are


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               those already incorporated in the Odyssey LLC agreement, which currently govern the NICC programming on Odyssey. The technical standards are those currently applied by Odyssey to the programming produced by NICC and its members for the Sunday morning block, however, NICC and its members will endeavor to comply with the standards applied to other Odyssey programming, if possible. In NICC's discretion, the block may consist in part of up to three hours of worship services, airing in contiguous hours before noon.

          b) A NICC-controlled, daily, one-half hour programming segment to be aired either at 6:30 a.m. or 7:00 a.m., Monday through Friday. NICC and Odyssey have agreed that this segment will initially run from 7 a.m. to 7:30 a.m. and that its effectiveness in this time period will be reexamined after the first full year of its broadcast. NICC will own, produce and have the final say on all matters relating to the programming in this block, subject to Odyssey's "standards and practices" and technical standards and the understanding that the programming will deal with faith and values issues, rather than worship programs.

          c) A NICC "Signature" series owned by NICC and co-produced by NICC and Odyssey. This series will be one hour in length and will be aired between 8:00 a.m. and 1:00 p.m., Monday through Friday. NICC and Odyssey have agreed that this series will initially run from noon to 1 p.m. and that its effectiveness in this time period will be re-examined after the first broadcast year. As co-producers, NICC and Odyssey will each have all the customary rights of co-producers including:

                    i) Approval over the executive producer and other key "above-the-line" personnel;

                    ii)  Approval over script and other key creative elements:

                    iii) Budget approval (for purposes of the budget, Odyssey
                         agrees to a reasonable NICC "overhead" fee, to be negotiated in good faith, but such fee will be at least 10% of the budget);

                    iv) Credit as co-producer both on-screen and in advertising and publicity.

               As this Signature Show will be closely identified with NICC, NICC will have the right to initially determine the subject matter of the show, however, Odyssey will have the right to veto any subject matter that does not meet its current program standards or violates the current guidelines in its trademark licenses with Hallmark Cards, Inc.


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          d)   Up to six NICC "Holiday Specials", to be broadcast in primetime during holiday seasons. The number of Holiday Specials, as well as the holidays they focus upon, will be determined by NICC. If the specials are non-dramatic in nature, they will be solely owned and produced by NICC, in "meaningful consultation" (as described below) with Odyssey. If the specials are "dramatic", for example a Christmas or Easter movie, NICC will co-produce and co-own the specials with Hallmark Entertainment, Inc. ("HEI"). All business and creative matters on the co-produced, dramatic specials will be jointly agreed to by HEI and NICC, i.e., each will have the rights of co-producer described above. NICC will determine how many of the "Holiday Specials" are dramatic specials. HEI will act as distributor of the dramatic Holiday Specials it co-produces with NICC for a period of 25 years, pursuant to its standard distribution agreement. The agreement will provide for HEI's "off-the-top" recovery of the production financing it has provided for the dramatic specials plus a 20% distribution fee. NICC will have broadcast rights to these specials, at no license fee, for the digital channel described below. As with the "signature" series, with respect to these co-produced holiday specials, Odyssey agrees to a reasonable NICC "overhead" fee, to be negotiated in good faith, but such fee will be at least 10% of the budget.

          e) HEI will produce a "Faith and Values" weekly one-hour series, in meaningful consultation with NICC ("meaningful consultation" will include consultation on show content, scripts, on-air talent, budget, producers, directors and writers and the right to view and comment upon the "rough cut" of each program.) This series will be aired once per week between 7:00 p.m. and 11:00 p.m. Odyssey will have final say on all creative matters regarding this programming and it will be owned by HEI.

     The initial broadcast dates of all the foregoing programs and series (except for the Sunday morning program block described in Paragraph 1(a) which is expected to be implemented as soon as possible), will be determined by mutual agreement, however, it is anticipated that most of these programs will debut at the latest in the first quarter of 2002 and that the holiday specials would debut throughout 2002. The number of original episodes of each series required to be produced will be negotiated in good faith based on industry norms for the type of series (generally 130 episodes for "talk shows" or similar formats and no less than 65 episodes in any case).

     2. Financial Commitment for Programming:

     Odyssey and HEI will commit to the following financial contributions to the programming described above:


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          a)   Odyssey will pay NICC a total license fee of $5,300,000 per year for the entire Sunday morning block and daily one-half hour program, with the CPI escalations currently provided for in Paragraph 6.6 the Odyssey LLC Agreement. This license fee will be paid in equal quarterly installments of one-quarter of the total yearly fee. Any termination of Odyssey's obligation to make payments pursuant to this subparagraph, will not effect its obligations for payment of the "Additional NICC Budget", in accordance with the terms of Paragraph 6.6 of the Odyssey LLC Agreement, so long as VMC holds its Preferred Interest, as defined in the Odyssey LLC Agreement. Until Odyssey's payment obligations under this subparagraph a) end, however, the payments hereunder will be in lieu of any payment obligations under Paragraph 6.6 of the Odyssey LLC Agreement.

          b) Odyssey and HEI will pay license fees or production financing equal to the agreed upon production costs for the Signature Series, up to a cap of $10,000,000 per year. The license fees or production financing will be paid in accordance with a payment schedule to be mutually agreed upon.

          c) Odyssey will pay a license fee equal to NICC's production costs for the non-dramatic Holiday Specials, up to a cap of $600,000 per special. This license fee will be paid in the customary installments of one-sixth on Odyssey's approval of preliminary treatment and budget, one-third at the start of production, one-third on completion of principal photography and one-sixth on delivery. For the dramatic Holiday Specials, Odyssey will pay NICC a license fee equal to production costs up to a cap of $1,000,000 per special. If the production costs for any of these dramatic specials exceed $1,000,000, HEI will pick up the production costs in excess of this license fee, up to a maximum additional amount of $1,500,000 per special.

          d) HEI will fund the production costs, up to a maximum of $25,000,000, for the production of the weekly, one hour "Faith and Values" series.

     3. Digital Channel

     Odyssey will provide turnkey management and operations services for a NICC digital channel, which will launch within 36 months of the Effective Date provided for below. (If the NICC digital channel does not launch within 36 months, either N1CC or Odyssey may, on written notice to the other, terminate all provisions of this Paragraph 3). NICC will own the digital channel and Odyssey will perform its management and operations services under the direction and control of NICC. Odyssey's fee and the other terms and conditions under which Odyssey will provide these management services will


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     be negotiated in good faith. For purposes of these negotiations, however,
     Odyssey has specifically agreed to provide the following elements at no cost or at rates indicated:

          a) Playback and uplink facilities at no charge for at least three years. (Odyssey will provide assistance in securing satellite transponder space, however, the cost of the transponder will be borne by NICC.)

          b) Representation services in selling advertising for the digital channel at a 15% commission.

          c) 25 hours per week at no charge of dedicated assistance from executive in Odyssey's affiliate sales group in securing distribution for the digital channel;

          d) Non-exclusive rights to 63 two-hour movies, six mini-series, and 3 series each year from the Hallmark Entertainment and Odyssey libraries at no charge;

          e) Broadcast and Internet (i.e. digital broadband and narrowband) rights to any Faith and Values programming which Odyssey controls, following its exclusive broadcast window on Odyssey. This will include all Holiday Specials.

          f) If Hallmark Cards approves the re-branding of the Odyssey Channel to the "Hallmark Channel", the Hallmark Channel will transfer its rights to the Odyssey trademark and related domain names to NICC. This will permit NICC, at its election, to use this mark as the name for either or both the digital channel and its Sunday morning programming block on the Hallmark Channel.

NICC will have the right to terminate any services or facilities provided by Odyssey for the NICC digital channel upon 90 days written notice, provided that the terminated service or facility can be separated from the other services or facilities still provided by Odyssey (i.e. the continuing services are not dependent or priced based upon Odyssey also handling the terminated service) and Odyssey will not incur any continuing third party expense or obligation for the service or facility following the effective date of termination.

     4. Marketing and Promotional Support:

     Odyssey will provide marketing and promotional support for all NICC Programs and the Faith and Values Programs no less favorable than what it provides other programming in the same day parts. The nature of this promotion is described in Attachment A.


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     5. Consultation with NICC on Odyssey Programming Schedule

     Odyssey's President and CEO would meet with NICC, once per quarter, to review the Odyssey schedule. Odyssey would give serious consideration to any views expressed by NICC regarding the schedule. Odyssey will use its best efforts to ensure that any non-NICC programming placed by Odyssey adjacent to the NICC and Faith and Values programming is appropriate in nature as a transition into or out of the NICC and Faith and Values programming, although the selection of such programming will be entirely in Odyssey's discretion.

     6. Consideration of Programming Proposals from NICC Members

     In addition to the programs described above to be produced or co-produced by NICC, Odyssey will give good faith, meaningful consideration to broadcasting other programming concepts proposed by NICC or by NICC members through NICC.

     7. Term of Commitments

          a) Except where specified to the contrary, the commitments described in Paragraphs 1 through 6 above will have a term of five years, measured from March 26, 2001 (the "Effective Date").

          b) As to the programming and financing commitments described in Paragraphs 1 and 2 above (the "Programming Commitments"), six months prior to the end of the five year period, Odyssey will negotiate in good faith with NICC regarding continuation of these Programming Commitments. If, at the end of the negotiations, the parties have not reached agreement and Odyssey is not willing to continue the Programming Commitments at the same levels, NICC may compel Odyssey's parent company, Crown Media Holdings, Inc. ("Crown"), to buy all of NICC's outstanding shares of Crown at their then-current market value, by written notice given no later than 60 days following the end of the five year period. The market value of the shares will be calculated based on the average share price during the 30 day period prior to and following the date of notice.

          c) In the event NICC sells more than 50% of its shares of Crown Media Holdings, Inc. Class A common stock which it owns as of the date hereof, the commitments described in Paragraphs 1, 2, 4 and 5 above will cease at the end of the then-current broadcast season (approximately August 31st). Odyssey may terminate its commitment to provide management services for the digital channel, described in Paragraph 3, at any time after NICC sells 50% or more of its Crown interest, on one year's written notice.


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          d)   In the event there is a change of control of Crown, Crown will require the buyer of the controlling interest to assume the commitments in Paragraphs 1 through 6 for the remainder of three year period measured from the Effective Date and will use reasonable efforts to convince the buyer to accept the commitments for the remainder of the five year period, measured from the Effective Date. If the buyer does not agree to accept all such commitments for the remainder of the five year period, the buyer will be required, if NICC so elects, to buy the shares of Crown stock held by NICC at their then current market value, in the manner described in Paragraph 7(b) above.

     If the foregoing accurately sets out the terms we have agreed upon, please confirm your agreement to this amendment by countersigning where provided below.

                                       Odyssey Holdings, L.L.C.


                                       By /s/ MARGARET A. LOESCH
                                          --------------------------------------
                                          President and CEO              3-29-01

     Accepted and Agreed to:

     National Interfaith Cable Coalition, Inc.


     By /s/ EDWARD J. MURRAY
        --------------------------------------
        President and CEO              3/26/01

     VISN Management Corp.

     By /s/ WILFORD V. BANE
        --------------------------------------
        Chairman                       3/27/01


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                                  ATTACHMENT A

March 20, 2001
Draft #4

                    ODYSSEY MARKETING AND PROMOTIONAL SUPPORT
                    FOR NICC AND FAITH-AND-VALUE PROGRAMMING

Marketing and promotional activities for NICC and co-produced programming may be initiated and implemented by either Odyssey or NICC. In that regard, both parties will have the right to sign-off on specific pieces. Marketing personnel from Odyssey and NICC will meet on a quarterly basis to review strategic marketing opportunities.


     ON-AIR SUPPORT

PSAs (produced or presented by NICC)

     Minimum of 80 :30 units per month

     Effectiveness of campaign to be evaluated on a bi-quarterly basis

     Recommended Schedule: The PSAs would average approximately 3 per day and would air throughout the channel's schedule, at least one between 6 PM and midnight.

PROGRAMMING TUNE-IN (NICC AND CO-PRODUCED PROGRAMMING)

     Minimum of 35 :30 promo units per month (produced by Odyssey in consultation with NICC)

     Effectiveness of campaign to be evaluated on a bi-quarterly basis

     Recommended Schedule; The promos would average approximately 1 per day and would air throughout the channel's schedule, at least two per week between 6 PM and midnight.

                                DIRECT MARKETING

Promoting NICC programming within existing or future direct marketing pieces will be determined based on programming priorities. Co-Produced programming will be promoted in a manner proportionate with that done for programming in similar day parts. Exclusive programming grids highlighting NICC and Faith-and-Values programming will be produced on a as requested basis for promotional and event usage, subject to budgetary constraints.


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     MARKETING MATERIALS

Sell-sheets for at least 5 NICC or co-produced programs will be prepared specifically for NICC promotional usage and made available to the channels Ad Sales Division. Odyssey usage of these sell-sheets will be determined on an ongoing basis and subject to current business needs. All co-production sell sheets produced will be represented at national and international shows (NAPTE, MIP, etc.) to the extent Odyssey participates in these shows.

Odyssey will provide current/approved artwork and logo usage at no additional charge (i.e., usage fees for existing key art). Usage of the channel's logo is subject to prior approval by the channel. Furthermore, if additional production is required, appropriate fees will be charged on a case-by-case basis (i.e., net cost with no associated mark-up).

     ONLINE

Odyssey will transfer all related Odyssey domain names, listed on the attached page, to NICC. Odyssey will provide to NICC the odysseychannel.com web-site which includes: all related web-graphics, web-pages, source code and odyssey store infrastructure. NICC will be responsible for establishing Affiliate partnerships with e-commerce partners of their choice such as Amazon.com or other direct commerce providers such as Video Library. The odysseychannel.com site is built to run on a Windows NT web-server. NICC will be responsible for establishing a Web-Hosting solution for the odysseychannel.com site, which will need to be a Windows NT web-server. The odysseychannel.com web-site can also run on a UNIX server with minor modifications.

Odyssey will continue to provide online promotional support for NICC Programming and Co-Produced Programming to include: program specific Web pages for Co-Produced Programming; hotlinks to www.faithandvalues.com; hotlinks to NICC program specific Web pages which may include video and audio streaming of program segments. NICC may also hotlink to Odyssey websites from NICC and NICC member sites.

Odyssey will create and manage Web Pages for Co-Produced Programming. NICC will create and manage Web Pages for NICC Programming.

Odyssey will continue to utilize the e-mail newsletter to promote NICC productions and co-productions as appropriate.


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     PUBLICITY

NICC productions and co-productions will be represented in program publicity initiatives as appropriate. This Includes public relations, program publicity and media relations initiatives. NICC will be responsible for implementing publicity initiatives for NICC programming. Odyssey will represent co-produced programming in future press kits and media guides as determined to be appropriate by the channel and based on current business needs. Odyssey will work with NICC to assure that available photos of NICC programming and co-produced programming are accessible to both parties and available to the press.

Odyssey will manage the distribution of press materials developed by the network for publicity campaigns as determined by the network, including absorbing the expenses associated with postage, fulfillment (press material mailings and contact lists) and clipping service fees (i.e., for capturing related articles, stories).

All non-scheduling questions regarding NICC programming will be forwarded to NICC for direct response. NICC will be provided a record of all NICC-related viewer inquiries.

                                  MAILING LISTS

NICC will have the right to receive names, addresses or other contact information for all viewers inquiries about NICC programming or co-produced programming.


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                         DOMAIN NAMES OWNED BY ODYSSEY

     DIGITALODYSSEY.NET
     MYFAMILYODYSSEY.COM
     MYFAMILYODYSSEY.NET
     MYODYSSEY.NET
     MYODYSSEYFAMILY.COM
     MYODYSSEYFAMILY.NET
     ODYSSEYAFFILIATE.COM
     ODYSSEYAFFILIATE.NET
     ODYSSEYANYWHERE.COM
     ODYSSEYANYWHERE.NET
     ODYSSEYBREAKFAST.COM
     ODYSSEYBREAKFAST.NET
     ODYSSEYBROADBAND.COM
     ODYSSEYBROADBAND.NET
     ODYSSEYCHANNEL.COM
     ODYSSEYCHANNEL.NET
     ODYSSEYCOMMUNICATIONS.COM
     ODYSSEYCOMMUNICATIONS.NET
     ODYSSEYCOMMUNITY.COM
     ODYSSEYCOMMUNITY.NET
     ODYSSEYCONNECT.COM
     ODYSSEYCONNECT.NET
     ODYSSEYDIGITAL.NET
     ODYSSEYENTERTAINMENT.NET
     ODYSSEYFAMILY.COM
     ODYSSEYFAMILY.NET
     ODYSSEYFAMILYBREAKFAST.COM
     ODYSSEYFAMILYBREAKFAST.NET
     ODYSSEYFAMILYMEDIA.COM
     ODYSSEYFAMILYMEDIA.NET
     ODYSSEYFAMILYNETWORK.COM
     ODYSSEYFAMILYNETWORK.NET


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     ODYSSEYHOLDINGS.COM
     ODYSSEYHOLDINGS.NET
     ODYSSEYJR.COM
     ODYSSEYJR.NET
     ODYSSEYJUNIOR.COM
     ODYSSEYJUNIOR.NET
     ODYSSEYKIDS.COM
     ODYSSEYKIDS.NET
     ODYSSEYLIFESTYLE.COM
     ODYSSEYLIFESTYLE.NET
     ODYSSEYLIVE.COM
     ODYSSEYLIVE.NET
     ODYSSEYNEWMEDIA.COM
     ODYSSEYNEWMEDIA.NET
     ODYSSEYNEWS.COM
     ODYSSEYNEWS.NET
     ODYSSEYNOW.COM
     ODYSSEYNOW.NET
     ODYSSEYONLINE.COM
     ODYSSEYSHOWCASE.COM
     ODYSSEYSHOWCASE.NET
     ODYSSEYTHEATER.NET
     ODYSSEYTODAY.COM
     ODYSSEYTODAY.NET
     OURFAMILYODYSSEY.COM
     OURFAMILYODYSSEY.NET
     YOURFAMILYODYSSEY.COM
     YOURFAMILYODYSSEY.NET


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